Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 10, 2012, except for Note 4, as to which the date is August 28, 2012, in the Prospectus and Amendment No. 2 to the Registration Statement (Form S-4 No. 333-182786) of Emdeon Inc. for the registration of the 11% Senior Notes Due 2019 and 11¼ Senior Notes Due 2020.

/s/ Ernst & Young LLP

Nashville, TN

September 14, 2012